Exhibit 99.1

Name	Trade Date	Buy/Sell	No. of Shares / Quantity		Unit Cost		Strike Price	Trade Amount	Security	Expiration Date
Pershing Square International, Ltd.	November 1, 2011	Buy	397,924		$31.69		$30.47	$12,611,286	Stock-Settled OTC Call Option	April 27, 2012
Pershing Square International, Ltd.	November 17, 2011	Buy	3,047,924	*	$29.73	**	N/A	$90,608,214	Common Shares	N/A

*	Represents exercise of two options expiring on April 27, 2012 to purchase 3,047,924 Common Shares at an average strike price of $30.54.

**	Option exercise price net of early exercise payment of $2,484,325.

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